EXHIBIT 5.1
[Letterhead of Sheppard, Mullin, Richter & Hampton LLP]

September 12, 2005

American Technology Corporation 13114 Evening Creek Drive South San Diego, California 92128

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to American Technology Corporation, a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 337,000 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), which are currently reserved for issuance upon the exercise of outstanding inducement stock option agreements described in the Registration Statement (the “Option Agreements”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed the Registration Statement, the Company’s charter documents, the proceedings taken by the Company with respect to the authorization of the Option Agreements, certificates of government officials, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have also assumed that (i) the stock certificates to be issued to represent the Shares (collectively, the “Share Certificates”) will conform to the specimen common stock certificate submitted to us, (ii) the Share Certificates will be duly executed by the Company and countersigned by the transfer agent therefor in accordance with Section 158 of the Delaware General Corporation Law, (iii) shares currently reserved will remain available for the issuance of the Shares, and (iv) neither the Company’s charter documents nor any of the proceedings relating to any of the Option Agreements, will be rescinded, amended or otherwise modified prior to the issuance of the Shares. We have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Based on the foregoing review, and in reliance thereon, we are of the opinion that if, as and when the Shares are issued, executed and delivered by the Company in accordance with the terms of the Option Agreements, including, without limitation, payment in full of the consideration therefor, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Option Agreements or the Registration Statement.

Respectfully submitted, /s/ Sheppard, Mullin, Richter & Hampton LLP
Sheppard, Mullin, Richter & Hampton LLP